MEMORANDUM OF UNDERSTANDING



March 26, 2001

Attention: Mr. Mark Erickson
Gasco Energy, Inc.
14 Inverness Drive East
Building H, Suite 236
Englewood, Colorado
U.S.A. 80112

Dear Sirs:

Re: Proposed Business Combination Involving Gasco Energy, Inc. and New Energy West Corporation

Further to our recent discussions concerning a proposed transaction involving Gasco Energy, Inc. ("Gasco") and New Energy West Corporation ("NEW"), this letter is intended to set out the mutual understanding of NEW and Gasco as to a potential combination of the respective assets and businesses of Gasco and NEW.

1.       Business Combination

It is anticipated that the business combination of Gasco and NEW will be effected by way of a plan of arrangement. The provisions set out in Clause 2 below and in the attached Exhibit "A" outline the parties' mutual understanding of certain of the business terms of the proposed plan of arrangement. Accordingly, these provisions are intended to provide a framework for the parties' negotiation and conclusion of definitive legal agreements giving effect to the business combination, and are subject always to the results of the parties' due diligence investigations.

2.       Conditions Precedent

In addition to any other conditions precedent which may be negotiated between the parties, the following are specific conditions precedent in effecting any transaction arising from the negotiations contemplated by paragraph 1:

         (a) receipt of board approval by Gasco and NEW to this Memorandum of Understanding by April 6, 2001;

         (b) formal acquisition agreement evidencing this transaction, in form and substance satisfactory to both parties acting reasonably, being executed on or before April 20, 2001;

         (c) the insiders of NEW having executed and delivered to Gasco on or before April 20, 2001, lock-up agreements (with terms and conditions that are customary in such agreements) whereby they agree to vote their shares in favour of the proposed plan of arrangement;

         (d) the transaction contemplated the Agreement and Plan of Reorganization dated January 31, 2001 among San Joaquin Resources Inc., Nampa Oil & Gas Ltd. and Pannonian Energy, Inc having been concluded on or before April 10, 2001;

         (e) the completion, prior to April 16, 2001 by each party to its sole satisfaction of such due diligence investigations of the business and assets of the other as such party may consider appropriate in the circumstances;

         (f) the receipt of all required governmental, regulatory, stock exchange, financial institution, shareholder and other third party consents and approvals to the combination;

         (g) there being no material adverse changes in the business, assets or liabilities of either Gasco or NEW after March 1, 2001 (assuming that the Pannonian merger transaction with Gasco was accomplished at that date) and no claims or actions materially affecting their respective businesses and assets;

         (h) on or before April 30, 2001, Gasco shall prepare and file an application for listing of the common shares of Gasco on the American Stock Exchange, and Gasco shall prosecute such application using best efforts and good faith;

         (i) listing of the common shares of Gasco on the American Stock Exchange shall have occurred on or before September 21, 2001;

         (j) approval of the proposed business combination by the shareholders of NEW on or before June 29, 2001;

         (k) shareholders of NEW holding no more than 20% of the issued and outstanding common share of NEW having exercised rights of dissent pursuant to applicable corporate and securities laws.

3.       No Negotiations With Other Persons
From the date hereof and for so long as this Memorandum of Understanding remains in place (the "Review Period"), the parties will not, without the prior consent of the other party, directly or indirectly, initiate, discuss or negotiate with any other corporation, firm or person or entertain, solicit or consider any inquiries or proposals relating to any possible business combination, disposition of all or substantially all of their assets, or of their shares or other equity interest, or furnish to any entity or person any information in connection therewith.

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

4.       Confidentiality

Except as required by law and any stock exchange or securities requirements, the parties agree to keep confidential from third parties the terms of this Memorandum of Understanding and the transaction to be discussed hereunder as well as any confidential information provided to either of them in connection herewith or which they may discover as a result hereof. Subject to applicable law, the parties shall agree with each other on the form, content and timing of any public announcement regarding the proposed business combination. Specifically, Gasco will prepare and issue a press release announcing the signing of this Memorandum of Understanding, and shall file said press release with the SEC by means of Form 8-K. On or before March 30, 2001, Gasco shall include a description of this Memorandum of Understanding as a subsequent event in its annual Report on Form 10-KSB.

5.       Termination

In the event that the parties have not been able to enter into definitive legal documentation with respect to the combination of their businesses and assets by April 20, 2001, each party shall be free to initiate, discuss or negotiate possible business combinations or other similar transactions with any and all other third parties and this Memorandum of Understanding shall cease to have any effect except fore the confidentiality requirements. If discussions terminate, Gasco and NEW will each bear their respective costs associated with such discussions and their investigations carried out under the Memorandum of Understanding.

6.       Access to Information

During the Review Period, each party hereto shall give the other party, and the representatives and agents of such party, such access t its premises, records and other information as the other may reasonably require in order to conduct their due diligence investigations.

7.       Execution

If the foregoing is acceptable, would you kindly arrange for the execution and return of the duplicate original copy of this letter on or before 4:00 p.m. (Calgary time), on March 26, 2001, which will then indicate the expression of the parties' agreement to the terms hereof.

Yours very truly,

NEW ENERGY WEST CORPORATION

per: /s/ Matthew Heysel
     ----------------------------
     Matthew Heysel, President

ACKNOWLEDGED AND AGREED TO this 26 day of March, 2001.

GASCO ENERGY INC.

per: /s/ Mark Erickson
     -------------------------
     Mark Erickson, President

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

                                   EXHIBIT "A"

                                 BUSINESS TERMS

1. The proposed plan of arrangement between Gasco and NEW will include the following provisions:

         (a)      Gasco will incorporate a Canadian subsidiary ("Canco");

         (b) The shareholders of NEW will exchange all of the issued and outstanding shares of NEW for Five Million (5,000,000) Common Shares of Canco ("Canco Shares");

         (c) The Canco Shares will be exchangeable for common shares of Gasco;

         (d) Prior to the completion of the business combination the holders of warrants or options for common shares of NEW shall either be exercised or surrendered and cancelled;
         (e) The balance sheet of NEW shall have no negative working capital and no debt.

2.       The name of the continuing entity will be Gasco Energy, Inc.

3. Gasco will use its best efforts to cause the nomination and election of Matthew Heysel to the Board of Directors of Gasco following closing of the transaction. Subject to the foregoing, all existing directors and officers of NEW shall resign on completion of the business combination and provide release of any and all claims they may have against NEW.

4. The employment and services of all employees and consultants of NEW shall be terminated on or before the completion of the business combination on terms and conditions satisfactory to NEW, and Gasco shall be satisfied that NEW does not have any ongoing obligations or liabilities to any such employees or consultants, or any other former employees or consultants of NEW, or to any government agencies or other third parties in respect of the employment of, or services provide by, any such individual.

5. Subject to the exercise of existing options for shares of New, Gasco and NEW agree that while this Memorandum of Understanding is in effect no additional voting common shares or any other type or class of equity share or stock options of either company shall be issued or redeemed, and that no additional debt shall be incurred by the parties (except for drawings on existing bank lines of credit in the normal course of business). Each of Gasco and NEW acknowledge and agree that the number of issued and outstanding common shares, special warrants, warrants, stock options and other similar entitlements of each company as of the date hereof are as follows:

---------------------------- ------------------------ ------------------------
                                  Gasco                          NEW
---------------------------- ------------------------ ------------------------
Common Shares                     25,700,000                  26,610,429
---------------------------- ------------------------ ------------------------
Warrants/share Options             2,200,000                   9,575,000
---------------------------- ------------------------ ------------------------
Fully Diluted                     27,900,000                  36,185,429
---------------------------- ------------------------ ------------------------

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